Haynes International, Inc. Exercises 30–Day Grace Period on Senior Note
Interest Payments; Company Reaches Agreement with Lenders on
Amendment No. 7 to Senior Credit Facility

Continues To Work with Conway, Del Genio, Gries & Co., LLC, on
Restructuring Alternatives

Kokomo, IN — March 1, 2004 – Haynes International, Inc. announced today that it is continuing negotiations on a collaborative basis with its senior secured lenders (the “Lenders”), an ad hoc committee of holders of its Senior Notes (the “Noteholders’ Committee”) and others regarding a consensual financial restructuring of its balance sheet. Haynes said that it is hopeful that these negotiations will lead to agreement on a successful consensual financial restructuring plan in the near term, although there is no assurance this will occur. Haynes continues to work with financial advisors Conway, Del Genio, Gries & Co., LLC to explore available alternatives with respect to this restructuring.

        Haynes does, however, announce today that it will not pay the scheduled March 1, 2004 interest payment on its 11 5/8% Senior Notes due 2004. The Company stated that if the payment default with respect to the Senior Notes is not cured within 30 days, then subject to the terms of the governing indenture, the trustee or noteholders will have the right to declare the $140 million principal amount of the Notes, together with accrued and unpaid interest, immediately due and payable. “We will continue to negotiate the terms of a financial restructuring with our Lenders, noteholders and other constituencies during this next thirty day period, and we expect to maintain normal operations throughout the financial restructuring process” stated Mr. Petro.

        In other action, Haynes announced today it has reached an agreement with its Lenders, a bank group led by Fleet Capital Corporation in the capacity as administrative agent, on an amendment to its credit agreement to allow for the continued suspension of the Senior Note Reserve required under the terms of the credit agreement. The new Amendment allows for the continued suspension of the Senior Note Reserve, which otherwise would have expired on February 29, 2004, through March 15, 2004.

        Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace and chemical processing industries.